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Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2017 Results

NEW YORK, July 27, 2017—Travelzoo® (NASDAQ: TZOO):

•	Revenue of $26.4 million, down 8% year-over-year in constant currencies

•	Operating profit of $1.4 million

•	Earnings per share (EPS) from continuing operations of $0.05

•	Cash flow used in operations of $2.6 million

Travelzoo, a travel deal site with exclusive offers for members, today announced financial results for the second quarter ended June 30, 2017, with revenue of $26.4 million and operating profit of $1.4 million. In nominal terms, revenue decreased by 11% year-over-year. In constant currencies, revenue decreased by 8% year-over-year. Net income was $687,000, with EPS of $0.05, which includes income from discontinued operations of $54,000.

"We never compromise the quality of the offers which we provide to our members—even if it resulted in less deals being promoted during the second quarter of 2017 and a corresponding decrease in revenue of certain products", said Dr. Holger Bartel, Global CEO of Travelzoo. "Our top priority is to provide Travelzoo members outstanding, exclusive travel and entertainment experiences. We remain ambitious to grow Travelzoo's global brand and business."

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Asia Pacific
Asia Pacific business segment revenue decreased 20% year-over-year to $2.0 million. In constant currencies, revenue decreased 16% year-over-year. Operating loss for the second quarter was $1.2 million, compared to an operating loss of $1.2 million in the prior-year period.

Europe
Europe business segment revenue decreased 16% year-over-year to $7.9 million. In constant currencies, revenue decreased 9% year-over-year. Operating profit for the second quarter was $268,000, or 3% of revenue, compared to operating income of $1.7 million, or 18% of revenue in the prior-year period.

North America
North America business segment revenue decreased 7% year-over-year to $16.6 million. Operating profit for the second quarter was $2.3 million, or 14% of revenue, compared to operating income of $3.0 million, or 17% of revenue in the prior-year period.

Members
As of June 30, 2017, Travelzoo had a worldwide unduplicated number of members of 29.3 million. In Asia Pacific, unduplicated number of members was 3.6 million as of June 30, 2017, consistent with June 30, 2016. In Europe, unduplicated number of members was 8.4 million as of June 30, 2017, up 3% from June 30, 2016. In North America, unduplicated number of members was 17.4 million as of June 30, 2017, consistent with June 30, 2016.

Income Taxes
Income tax expense was $771,000, compared to a $1.5 million income tax expense in the prior-year period.

Asset Management
During the second quarter of 2017, Travelzoo used $2.6 million of cash for operating activities. Accounts receivable decreased by $5.8 million over the prior-year period to $12.6 million. Accounts payable decreased by $6.6 million over the prior-year period to $14.2 million. Capital expenditures were $186,000, down from $503,000 in the prior-year period. As of June 30, 2017, cash and cash equivalents were $21.3 million.

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Conference Call
Travelzoo will host a conference call to discuss second quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo® provides our 28 million members insider deals and one of a kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide we have our pulse on outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers—our long-standing relationships allow us access to the very best deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues	$26,411	$29,798	$54,840	$60,626
Cost of revenues	3,222	3,471	6,429	7,322
Gross profit	23,189	26,327	48,411	53,304
Operating expenses:
Sales and marketing	14,213	15,455	29,569	30,985
Product development	2,344	2,001	4,701	4,789
General and administrative	5,246	5,434	10,693	11,247
Total operating expenses	21,803	22,890	44,963	47,021
Income from continuing operations	1,386	3,437	3,448	6,283
Other income (expense), net	18	(91)	25	42
Income from continuing operations before income taxes	1,404	3,346	3,473	6,325
Income tax expense	771	1,548	1,980	2,702
Income from continuing operations	$633	$1,798	$1,493	$3,623
Income from discontinued operations, net of income taxes	54	222	1,938	446
Net income	$687	$2,020	$3,431	$4,069

Income per share—basic:
Continuing operations	$0.05	$0.13	$0.12	$0.26
Discontinued operations	0.00	0.01	0.14	0.03
Net income per share—basic	$0.05	$0.14	$0.26	$0.29

Income per share—diluted:
Continuing operations	$0.05	$0.13	$0.12	$0.26
Discontinued operations	0.00	0.01	0.14	0.03
Net income per share—diluted	$0.05	$0.14	$0.26	$0.29

Weighted average shares:
Basic	13,030	14,066	13,224	14,246
Diluted	13,058	14,066	13,229	14,246

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$21,331	$26,838
Accounts receivable, net	12,576	14,415
Income taxes receivable	639	542
Deposits	709	105
Prepaid expenses and other	1,481	1,773
Deferred tax assets	—	793
Total current assets	36,736	44,466
Deposits and other	413	702
Deferred tax assets	1,860	1,052
Restricted cash	1,413	1,152
Property and equipment, net	5,418	6,158
Total assets	$45,840	$53,530
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,194	$19,714
Accrued expenses and other	9,334	8,699
Deferred revenue	954	719
Income tax payable	1,056	691
Total current liabilities	25,538	29,823
Long-term tax liabilities	2,602	2,879
Long-term deferred rent and other	2,674	2,764
Total liabilities	30,814	35,466
Common stock	128	135
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(3,687)	(3,787)
Retained earnings	18,585	21,716
Total stockholders’ equity	15,026	18,064
Total liabilities and stockholders’ equity	$45,840	$53,530

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$687	$2,020	$3,431	$4,069
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	522	608	1,101	1,250
Discontinued operations gain on sale of Fly.com domain name	—	—	(2,890)	—
Deferred income taxes	(33)	233	(69)	(211)
Stock-based compensation	240	230	480	442
Provision for losses on accounts receivable	(34)	36	(27)	44
Net foreign currency effects	(135)	(23)	(224)	236
Changes in operating assets and liabilities:
Accounts receivable	1,800	(1,241)	2,087	(2,265)
Income tax receivable	(509)	(397)	35	525
Prepaid expenses and other	(132)	122	(218)	220
Accounts payable	(2,791)	(740)	(6,054)	(2,210)
Accrued expenses and other	(549)	937	441	484
Income tax payable	(1,287)	665	179	1,268
Other non-current liabilities	(340)	46	(278)	53
Net cash provided by (used in) operating activities	(2,561)	2,496	(2,006)	3,905
Cash flows from investing activities:
Proceeds from sale of Fly.com domain name	—	—	2,890	—
Purchases of property and equipment	(186)	(503)	(306)	(648)
Net cash provided by (used in) investing activities	(186)	(503)	2,584	(648)
Cash flows from financing activities:
Acquisition of the Asia Pacific business	—	—	—	58
Payment of loan to related party	—	—	—	(5,658)
Repurchase of common stock, net	(5,062)	(3,048)	(6,824)	(4,956)
Net cash used in financing activities	(5,062)	(3,048)	(6,824)	(10,556)
Effect of exchange rate on cash and cash equivalents	546	(192)	739	(269)
Net decrease in cash and cash equivalents	(7,263)	(1,247)	(5,507)	(7,568)
Cash and cash equivalents at beginning of period	28,594	28,807	26,838	35,128
Cash and cash equivalents at end of period	$21,331	$27,560	$21,331	$27,560
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$2,920	$1,022	$3,230	$1,072
Cash paid for interest on related party loan	$—	$—	$—	$110

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended June 30, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,963	$8,005	$16,443	$26,411
Intersegment revenue	(13)	(108)	121	—
Total net revenues	1,950	7,897	16,564	26,411
Operating profit (loss)	$(1,165)	$268	$2,283	$1,386
Three months ended June 30, 2016	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$2,401	$9,638	$17,759	$29,798
Intersegment revenue	37	(181)	144	—
Total net revenues	2,438	9,457	17,903	29,798
Operating profit (loss)	$(1,233)	$1,704	$2,966	$3,437

Six months ended June 30, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$3,807	$17,223	$33,810	$54,840
Intersegment revenue	(44)	(255)	299	—
Total net revenues	3,763	16,968	34,109	54,840
Operating profit (loss)	$(2,706)	$1,217	$4,937	$3,448
Six months ended June 30, 2016	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$4,651	$20,279	$35,696	$60,626
Intersegment revenue	42	(264)	222	—
Total net revenues	4,693	20,015	35,918	60,626
Operating profit (loss)	$(2,282)	$3,611	$4,954	$6,283

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